Exhibit 99
FOR IMMEDIATE RELEASE
FSI International, Inc. Pre-Announces Preliminary Fourth Quarter Fiscal 2008 Financial Results
Protracted industry downturn leads to the implementation of additional cost reductions with an emphasis on cash preservation.
          MINNEAPOLIS (September 22, 2008)—FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today pre-announced its financial performance for the fourth quarter of fiscal 2008 and the implementation of additional cost reductions.
          “Overall industry conditions were weaker than anticipated in our fourth fiscal quarter as oversupply conditions in the memory segment and macro-economic conditions weighed heavily on our customers,” said Don Mitchell, FSI chairman and chief executive officer. “As a result we experienced product order delays from several customers during the quarter. Given that a number of the delayed systems were scheduled to be shipped in the quarter, we will report revenues below the low end of our previously provided guidance of $18 to $21 million.”*
Fiscal 2008 Fourth Quarter
          Sales for the fourth quarter of fiscal 2008 are expected to be approximately $13.0 to $14.0 million, compared to $19.9 million for the same period in fiscal 2007.* The Company’s net loss for the fourth quarter of fiscal 2008 is expected to be between $8.5 and $9.5 million or approximately $0.27 and $0.30 per share, compared to a net loss of $6.5 million, or $0.21 per share, for the fourth quarter of fiscal 2007.*
          The 2008 fourth quarter expected net loss includes approximately $1.8 million or $0.06 per share of severance and other restructuring costs and approximately $2.6 million or $0.08 per share of increased reserves, primarily relating to inventory, as a result of the subdued industry outlook.* The Company anticipates that the cost reduction plan will results in annualized savings of approximately $5.0 to $6.0 million.*
          Orders in the fourth quarter were $13.6 million, as compared to prior guidance of $18 to $21 million and $15.9 million last quarter.
Balance Sheet
          The Company had approximately $22.9 million in cash and cash equivalents, restricted cash and marketable securities at the end of the fiscal 2008 fourth quarter, including investments in auction rate securities (“ARS”) reported at a fair value of $7.3 million.
Cost Reduction Plan
          The Company has reduced its headcount by approximately 60 positions, or about 14 percent of the Company’s global workforce since the end of the third quarter of fiscal 2008. In conjunction with the staff reductions, the Company’s Europe and United States sales and service organizations will be consolidated to better support the customer base in these regions. Also, the Company will refocus its remaining Allen, TX and Chaska, MN based engineering resources toward the products which the Company believes will provide the most significant opportunity for near term revenue and future marketshare gains.
          “We believe that these cost reduction and cash preservation activities are prudent, given the current industry outlook,” continued Mitchell. “We are focusing our investments, though at a reduced rate, on our strategic product development programs. Our goal in taking these actions was to retain an effective global customer support organization, while lowering our breakeven revenue level and maintain a strong balance sheet. Going forward, we will fund the ORION® single wafer product introduction and make the investments required to broaden the customer base for our ZETA® ViPR™ technology. We will continue to offer customers our complete portfolio of surface conditioning and resist processing products.”
          FSI management will review its audited fourth quarter and fiscal 2008 financial results and the full impact of these cost reductions during a conference call scheduled for October 21, 2008.
About FSI
          FSI International, Inc. is a global supplier of surface conditioning equipment, technology and support services for microelectronics manufacturing. Using the Company’s broad portfolio of cleaning products, which include batch and single-wafer platforms for immersion, spray, vapor and CryoKinetic technologies, customers are able to achieve their process performance, flexibility and productivity goals. The Company’s support services programs provide product and process enhancements to extend the life of installed FSI equipment, enabling worldwide customers to realize a higher return on their capital investment. For more information, visit FSI’s website at http://www.fsi-intl.com, or call Laurie Walker, 952.448.8066 for trade media or Benno Sand, 952.448.8936 for investor and financial media.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
          This press release contains certain “forward-looking” statements (*), including, but not limited to, expected revenues, the expected loss, expected annualized cost savings, expected cash usage, and other expected financial performance. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include, but are not limited to, changes in industry conditions; order delays or cancellations; general economic conditions; changes in customer capacity requirements and demand for microelectronics; the extent of demand for the Company’s products and its ability to meet demand; global trade policies; worldwide economic and political stability; the Company’s successful execution of internal performance plans; the cyclical nature of the Company’s business; volatility of the market for certain products; performance issues with key suppliers and subcontractors; the level of new orders; the timing and success of current and future product and process development programs; the success of the Company’s direct distribution organization; legal proceedings; the potential impairment of long-lived assets; and the potential adverse financial impacts resulting from declines in the fair value and liquidity of investments the Company presently holds; as well as other factors listed herein or from time to time in the Company’s SEC reports, including our latest 10-K annual report and our 10-Q quarterly reports. The Company assumes no duty to update the information in this press release.
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